FEDERAL HOUSING FINANCE BOARD

November 30, 2007

Office of the Chairman
November 30.2007
The Honorable Charles E. Schumer
United States Senate
3 13 Hart Senate Office Building
Washington, DC 205 10

Dear Senator Schumer:

Thank you for your November 26, 2007 letter with respect to the advances made by the Federal Home Loan Bank of Atlanta (Atlanta FHLBank) to Countrywide Bank. I understand and appreciate your concerns. The FHLBank System can only perform its housing finance mission if it maintains the highest standard of safety and soundness.

In your letter you expressed specific concerns about the mortgage lending practices of Countrywide Bank, the credit and collateral practices of the Atlanta FHLBank, and the level of advances from the Atlanta FHLBank to Countrywide Bank, its largest advances customer. It would be inappropriate for me in this letter to discuss specific examination-related information. However, I will discuss broadly the credit and collateral practices of the FHLBanks and the Finance Board’s examination of the FHLBanks’ advances programs. In addition, we would be pleased to meet with your staff to discuss in greater detail our oversight of the 12 FHLBanks or any particular FHLBank, including the Atlanta FHLBank.

The Federal Home Loan Bank Act (Bank Act) requires that all FHLBank advances be collateralized. Each FHLBank has established policies with respect to the underwriting of an advance, the types of collateral the FHLBank will accept, the discount applied to the specific collateral, and how the FHLBank will perfect its security interest.’ All collateral is discounted, that is, the amount of collateral pledged must exceed the amount of the advance. Collateral coverage ratios range from around 103 percent for the highest quality collateral (e.g., U.S. Treasury securities) to more than 200 percent for certain types of non-traditional collateral.

In addition, a member institution must purchase FHLBank stock to capitalize its advances. The strength and flexibility of the FHLBanks stem in part from the FHLBanks’ capital stock purchase requirements, which allow an FHLBank to meet a member’s advance needs while simultaneously augmenting the FHLBank’s capital base. In the case of the Atlanta FHLBank, for example, a member institution must purchase Atlanta FHLBank stock equal to 4.5 percent of the amount of an advance.

The Finance Board conducts annual examinations of each of the 12 FHLBanks. We evaluate each FHLBank against statutory and regulatory requirements, supervisory guidance and standards, and the FHLBank’s adherence to its own policies and procedures. Our examinations evaluate an FHLBank’s credit and collateral policies, review the FHLBank’s adherence to those policies, assess the FHLBank’s internal control processes, and evaluate the adequacy of independent assessments undertaken by the FHLBank’s internal and external auditors. In addition, our examiners will closely monitor the characteristics and valuation of the collateral pledged by .an FHLBank’s largest borrowers, paying particular attention to second lien mortgages and subprime and nontraditional mortgages subject to an interest rate reset. When warranted, we will require the FHLBank to engage an independent third-party to review collateral valuation taking into account the potential effects of interest rate resets on the performance of subprime and nontraditional mortgages and housing price declines on the security afforded by second lien mortgages. We will also continue to communicate with the primary regulator of any member institution that represents a significant concentration of credit.

Our examinations to date suggest that the FHLBanks have met the substantial increase in demand for advances while adhering to credit, collateral, and capital standards that have proven effective over time in maintaining the safety and soundness of their operations. Since the FHLBank System was created in 1932, no FHLBank has incurred a loss on an advance to a member institution. I am confident that our ongoing supervision of the FHLBanks will help to ensure that they remain safe, sound, and a reliable source of funding for their members. Going forward, we will continue to refine further our supervisory activities in response to changing market conditions to ensure that we discharge our duties as effectively as possible.

When conditions in the country’s mortgage markets deteriorated this summer, the Finance Board stepped up its on-going monitoring of the advances activity of the 12 Federal Home Loan Banks. On August 10, we initiated weekly reporting by each of the FHLBanks of their total advances, top advances customers, top week-over-week increase in advances by member, and changes. if any, in credit and collateral practices at the FHLBanks. In the case of some of the System’s largest borrowers, we now obtain daily, weekly, or bi-weekly information regarding the member’s advances and pledged collateral. As of November 14, 2007, the FHLBanks had $835 billion of advances outstanding, an increase of $195 billion since June 30, 2007. In a strained market, the FHLBanks have provided member institutions with liquidity when other outlets were restricted or closed off entirely.

In your letter you also suggested that reckless and predatory lending practices were a leading contributor to the current and pending foreclosure crisis and asked the Finance Board to consider preventing the use of collateral that does not meet the joint financial regulators’ guidance on nontraditional and subprime mortgage products. I share your concerns about the effect of imprudent lending practices on housing and financial markets. More than two years ago, on August 25, 2005, the Finance Board issued guidance intended to prevent the use of predatory loans as collateral for advances. Earlier this year, on April 12, 2007, the Finance Board issued guidance requiring each FHLBank to adopt and implement policies and risk management practices that establish appropriate risk limits for, and appropriate mitigation of, credit exposure on nontraditional and subprime residential mortgage loans. We will continue to review the policies and practices of the FHLBanks to determine whether, in light of any future market developments, further supervisory action by the Finance Board would be warranted.

I look forward to working further with you on the issues raised in your letter. In particular, if you or your staff should wish to arrange a meeting, please contact Daris Meeks at 202-408-2576.

Sincerely,

Ronald A. Rosenfeld
Chairman